Exhibit 3

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT, dated as of June 1, 2018 (the “Agreement”), is by and among the shareholders listed on Exhibit A hereto (the “Founders”), the Shareholders that now or after the date of this Agreement sign the counterpart signature page to this Agreement and Collective Wisdom Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Founders have formed the Company under the laws of the State of Delaware; and

WHEREAS, the Founders and Shareholders wish to enter into this Agreement to provide for the governance of the Company and their relationship as shareholders of the Company.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person. “Control” means the ownership or right to vote greater than fifty (50%) percent of the outstanding capital stock or other equity interests of any Person or ability to direct the policies of any Person.

“Board of Directors” means the Board of Directors of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as the same may be amended and/or restated from time to time.

“Capital Stock Equivalents” means any security or obligation which is by its terms convertible into shares of capital stock of the Company, including, without limitation, any option, warrant or other subscription or purchase right with respect to capital stock of the Company, or any debt instruments convertible into shares of capital stock of the Company.

“Common Stock” means, collectively, (a) Class A Common Stock, par value $0.00001 per share, (b) Class B Common Stock, par value $0.00001 per share and (c) Class C Common Stock, par value $0.00001 per share, of the Company.

“Company” has the meaning set forth in the recitals to this Agreement.

“Founders” has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means the government of the United States, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Immediate Family Members” means with respect to any shareholder, their spouse, children, grandchildren, parents, siblings or any trust for the benefit of any of the foregoing Persons.

“Involuntary Transfer” means any transfer, proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property or any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action or any transfer arising by operation of Law as a result of death or an adjudication of incapacity.

“Laws” means all United States, federal, state and local laws, ordinances, statutes, regulations and court orders.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Sale of the Company” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Shareholders” means the Founders, any Person to whom a party to this Agreement transfers any of his or her Shares, and any other Person that acquires capital stock issued by the Company and who have agreed in writing by executing a counterpart to this Agreement to be bound by the terms and conditions of this Agreement.

“Shares” means, with respect to each Shareholder, all shares of capital stock of the Company now owned or hereafter acquired by such Shareholder.

2. Restrictions on Transfer of Shares.

2.1 Limitation on Transfer. The Shareholders agree that no Shareholder shall sell, give, assign, hypothecate, mortgage, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto except as provided in this Agreement. Any attempt to transfer Shares or any rights therein in violation of the preceding sentence shall be null and void ab initio and the Company shall not register, and the Shareholders shall take all necessary actions to cause the Company not to register, any such transfer. In no event may any Shareholder at any time pledge any of his or her Shares as collateral except under the circumstances expressly permitted under this Agreement.

2.2 Permitted Transfers. Notwithstanding Section 2.1, at any time, each of the Shareholders may transfer all or a portion of his or her Shares to any of his or her respective Immediate Family Members or any of his or her respective Affiliates (each a “Permitted Transferee”), subject to the conditions set forth in Sections 2.3 and 2.4, below.

2.3 Permitted Transfer Procedures. If any Shareholder wishes to transfer Shares to a Permitted Transferee under this Section 2.3, such Shareholder shall give notice to the Company of his or her intention to make such transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee. No transfer to a Permitted Transferee shall be effective unless (i) the Permitted Transferee agrees in writing to become a party to this Agreement by signing a counterpart to this Agreement and to be treated hereunder as a Shareholder for all purposes of this Agreement and (ii) the Permitted Transferee delivers to the transferring Shareholder an irrevocable proxy granting to the transferring shareholder the right to vote the Shares transferred to the Permitted Transferee on all matters submitted to the Shareholders for approval.

2.4 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to Section 2.2 unless the transfer complies in all respects with all applicable Laws. If requested by the Company or a Shareholder in their reasonable judgment, an opinion of counsel to such transferring Shareholder shall be supplied to the Company at such transferring Shareholder’s expense, to the effect that such transfer complies with the applicable Laws.

3. Right of First Offer.

3.1 Proposed Voluntary Transfers.

3.1.1 Company Option.

(a) So long as the Founders and/or their Permitted Transferees collectively own Shares representing more than fifty percent (50%) of the outstanding voting power of the Company on a fully diluted and as-converted basis and subject to Section 2, if any Shareholder wishes to transfer all or any portion of his or her Shares to any Person (other than to a Permitted Transferee) (a “Third Party Purchaser”) pursuant to a bona fide offer to purchase, such Shareholder (the “Selling Shareholder”) shall offer such Shares first to the Company and then to the other Shareholders by sending written notice (the “Offer Notice”), with a copy to the non-selling Shareholders, which shall state (a) the number of Shares proposed to be transferred (the “Offered Shares”), (b) the proposed purchase price per Share which the Selling Shareholder is willing to accept (the “Offer Price”), (c) the identity of the proposed Third Party Purchaser and (d) any and all other terms of the sale. Upon delivery of the Offer Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

(b) For a period of thirty (30) days following receipt of the Offer Notice (the “Company Option Period”), the Company shall have the right to purchase all, but not less than all, of the Offered Securities at a purchase price per Share equal to the Offer Price and upon the terms and conditions set forth in the Offer Notice.

3.1.2 Non-Selling Shareholder Option. If the Company does not subscribe for all of the Offered Shares, then during the period of fifteen (15) days immediately following the expiration of the Company Option Period (the “Shareholder Option Period”) the other Shareholders shall have the right to purchase all, but not less than all, of their respective pro-rata share of the Offered Shares not so subscribed for by the Company (the “Excess Offered Shares”) at a purchase price per Share equal to the Offer Price and upon the terms and conditions set forth in the Offer Notice. The pro-rata share of each non-selling Shareholder shall be determined by multiplying (1) the total number of Excess Offered Shares by (2) a fraction, the numerator of which is the total number of Shares then owned by the individual Shareholder and the denominator of which is the total number of Shares then owned by all of the Shareholders (excluding the Selling Shareholder). If any Shareholder does not exercise his or her right to purchase all of their pro-rata share of the Excess Offered Shares, then those Shareholders that do exercise such right will be entitled to purchase all of the remaining Excess Offered Shares by delivering written notice to the Company and the Selling Shareholder not later than fifteen (15) days after the Shareholder Option Period expires. If more than one Shareholder exercises this right, then the remaining Excess Offered Shares shall be allocated between them as they shall agree, or if they are unable to agree, then in proportion to their relative share ownership as determined by multiplying (1) the remaining Excess Offered Shares by (2) a fraction, the numerator of which is the number of Shares owned by the individual Shareholder exercising the right and the denominator of which is the total number of Shares owned by all of the Shareholders that elect to purchase the remaining Excess Offered Securities. If less than all of the Offered Shares are subscribed for by the Company and/or the other Shareholders, then the Selling Shareholder may, subject to Section 3.1.5, sell the remaining Offered Shares (the “Remaining Offered Shares”) to the Third Party Purchaser in accordance with Section 3.1.5.

3.1.3 Exercise. The rights of the Company and the non-selling Shareholders to purchase Shares under Sections 3.1.1 and 3.1.2, above, shall be exercised by delivering written notice (the “Notice of Exercise”) of the exercise thereof prior to the expiration of the applicable option period to the Selling Shareholder, with copies to the Company and the non-selling Shareholders. Each such notice shall state the number of Shares that the Company or the Shareholder is willing to purchase. The failure of the Company to deliver a notice of Exercise within the Company Option Period or any Shareholder to deliver a notice of Exercise within the Shareholder Option Period shall be deemed to be a waiver of their rights under Sections 3.1.1 and 3.1.2 as to that specific Offer Notice. The Company or any non-selling Shareholder may waive their respective rights under Sections 3.1.1 or 3.1.2 prior to the expiration of the applicable option period by giving written notice to the Selling Shareholder, with a copy to the Company and the non-selling Shareholders.

3.1.4 Closing. The closing of the purchase of Shares under Sections 3.1.1 and 3.1.2 shall be held at the office of the Company on the 7th day after the giving of the Notice of Exercise or such other time and place as the parties to the transaction may agree. At the closing, the Selling Shareholder shall deliver the certificates, if applicable, representing the Shares being purchased, and accompanied by all requisite transfer taxes, if any, and such Shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights (“Liens”) (other than those arising hereunder and those attributable to actions by the purchasers) and the Selling Shareholder shall so represent and warrant, and further represent and warrant that he or she is the sole beneficial and record owner of such Shares being sold. The purchaser(s) of the Shares shall pay fifty (50%) percent of the purchase price for the Shares at closing in immediately available funds, with the remainder of the purchase price to be paid in equal monthly installments over a period of ninety (90) days from the date of closing. The obligation of the Purchaser(s) to pay the deferred portion of the purchase price shall be evidenced by a promissory note and secured by the grant to the Selling Shareholder of a pledge of the Offered Shares.

3.1.5 Sale to a Third Party Purchaser. Unless the Company and/or the non-selling Shareholders elect to purchase all of the Offered Securities or Excess Offered Shares under Sections 3.1.1 or 3.1.2, the Selling Shareholder may sell the Remaining Offered Shares to the Third Party Purchaser identified in the Offer Notice on the terms and conditions set forth in the Offer Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days of the earlier to occur of (i) the waiver by the Company or non-selling Shareholders of their respective options to purchase under Sections 3.1.1 and 3.1.2 and (ii) the expiration of the Company Option Period and the Shareholder Option Period without being exercised (the earlier of such dates being referred to herein as the “Contract Date”); and provided further, that such sale shall not be consummated unless the Third Party Purchaser agrees in writing to be bound by the terms of this Agreement as a Shareholder. If the sale to the Third Party Purchaser is not consummated within ninety (90) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of the Remaining Offered Shares may be made thereafter by the Selling Shareholder without again offering the same to the Company and the other Shareholders, in accordance with this Section 3.1.

3.2  Involuntary Transfers.

3.2.1 Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the “Transferred Shares”) owned by any Shareholder shall occur, then the Company and each Shareholder (unless such Shareholder is the subject of the Involuntary Transfer) shall have the same rights as specified in Section 3.1.1 with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer and shall be governed by Section 3.1, except that (a) the time periods shall run from the date of receipt by the Company or Shareholders of actual notice of the occurrence of the Involuntary Transfer, (b) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Shareholder who suffered or will suffer the Involuntary Transfer and (c) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the Shareholders desiring to purchase, as the case may be (individually and collectively referred to herein as “Purchaser(s)”); provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2.2. The foregoing right provided in this Section 3.2.1 shall not apply to the Involuntary Transfer of Shares to a Shareholder’s Immediate Family Members upon the death of such Shareholder.

3.2.2 Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2.1 hereof, then the Company or Shareholders shall purchase the Transferred Shares at a purchase price equal to the Fair Value (as hereinafter defined) thereof. The Fair Value of the Transferred Shares shall be determined by an independent appraiser experienced in the valuation of corporations engaged in the business conducted by the Company. Within ten (10) days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Purchaser(s) shall agree on an appraiser. If they are unable to agree, then each party shall designate one appraiser. The two appraisers so designated by the Involuntary Transferee and the Purchaser(s) shall jointly select a third independent appraiser to conduct the determination of Fair Value. If either the Involuntary Transferee or the Purchaser(s) fails to make such designation within such period, then the other party that has made the designation shall have the right to select the independent appraiser. The determination of the independent appraiser shall be final and binding on the Involuntary Transferee and the Purchaser(s). Each party shall be responsible for one-half of the fees and expenses of the independent appraiser. For purposes of this Section 3.2.2, the “Fair Value” of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2.2 based upon all considerations that the independent appraiser determines to be relevant.

3.2.3 Closing. The closing of any purchase under this Section 3.2 shall be held at the principal office of the Company on the earlier to occur of (a) the 7th day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Purchaser(s) or (b) the 7th day after the determination of the Fair Value of the Transferred Shares by the independent appraiser. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that he, she or it is the beneficial owner of such Transferred Shares. The Purchaser(s) shall pay fifty (50%) percent of the purchase price for the Transferred Shares at closing in immediately available funds with the remainder of the purchase price to be paid in monthly equal installments over a period of one (1) year from the date of closing. The Purchaser’s obligation to pay the balance of the purchase price shall be evidenced by a promissory note and secured by a pledge of the Transferred Shares.

3.3 Drag-Along Rights. So long as the Founders and/or their Permitted Transferees collectively own Shares representing more than fifty percent (50%) of the outstanding voting power of the Company on a fully diluted and as-converted basis and notwithstanding anything to the contrary set forth in this Agreement, if holders of a majority of the then outstanding shares of Common Stock approve a Sale of the Company (the “Requisite Holders”), then each Shareholder and the Company hereby agree:

(a)	if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Certificate of Incorporation required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(c)	to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Requisite Parties;

(d)	if the Sale of the Company is structured as a stock sale, to sell the same proportion of the Shares as is being sold by the Requisite Parties, and on the same terms and conditions as the Requisite Parties;

(e)	not to deposit, and to cause the Shareholder’s Affiliates not to deposit the Shares owned by the Shareholder or Affiliate in a voting trust or subject the Shares to any arrangement or agreement with respect to the voting of the Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(f)	if the consideration to be paid in exchange for the Shares pursuant to this Section 3.3 includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

4. After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares or Capital Stock Equivalents now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Capital Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, stock split or stock dividend, or which are acquired by a Shareholder in any other manner.

5. Voting and Governance.

5.1 Board of Directors; Election of Directors; Number and Composition. The Board of Directors shall consist of five (5) members. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board of Directors:

(a)	Two persons designated from time to time by Byron Bennett, which individuals shall initially be Byron Bennett and Hrant Antreasyan;

(b)	One person designated from time to time by Barrett Hicken, which individual shall initially be Barrett Hicken;

(c)	One person designated from time to time by the Shareholders that own shares of the Company’s Class B Common Stock, which individual shall initially be James Sowers, and

(d)	One additional person mutually acceptable to the other members of the Board of Directors, which individual shall initially be Carol Robbins.

To the extent that any of clauses (a) through (d) above shall not be applicable, any member of the Board of Directors who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the shareholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve as provided herein and otherwise, such seat on the Board of Directors shall remain vacant.

6. Miscellaneous.

6.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

if to the Company:

154 Grand Street – 2N

New York, NY 10013

if to any of the Shareholders, to the address as shown on the signature page attached hereto.

Any party may by notice given in accordance with this Section designate another address or Person for receipt of notices hereunder. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; upon acknowledgement of receipt after being deposited in the mail, postage prepaid, return receipt requested, if mailed; and when receipt is mechanically acknowledged, if telecopied, when receipt is acknowledged if sent by e-mail. Failure to accept delivery shall constitute delivery.

6.2 Aggregation Principals. All Shares held by a Shareholder and his or her Affiliates shall be aggregated for all purposes hereunder.

6.3 Amendment and Waiver.

(a) No waiver by any party of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) This Agreement contains the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the parties with respect thereto, whether or not relied or acted upon. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made by the parties, whether or not relied or acted upon, and no usage of trade, whether or not relied or acted upon, shall amend this Agreement or impair or otherwise affect any party’s obligations pursuant to this Agreement or any rights and remedies of a party pursuant to this Agreement. No amendment to this Agreement shall be effective unless made in a writing duly executed by each of the Shareholders.

6.4 Specific Performance. The Shares subject to this Agreement are not readily marketable, and, for that reason and other reasons, the parties will be irreparably damaged if this Agreement is not specifically enforced. In this regard, the parties declare that it is impossible to measure in money the damages that will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation under this Agreement. Therefore, this Agreement shall be enforceable by specific performance or other equitable remedy cumulative with and not exclusive of any other remedy. If any person shall institute any action or proceeding to enforce the provisions of this Agreement, any person subject to this Agreement against whom such action or proceeding is brought hereby waives the claim or defense that the person instituting the action or proceeding has an adequate remedy at law, and no person shall in any action or proceeding put forward the claims or defense that an adequate remedy at law exists. Should any dispute concerning the transfer of Shares arise under this Agreement, an injunction may be issued restraining the transfer of such Shares pending the determination of such dispute.

6.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.6 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

6.7 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate upon the earliest to occur of (i) the date on which the Company consummates an initial public offering; (ii) the date on which all of the Shares of the Company are owned by one Shareholder; (iii) the unanimous written consent of all of the Shareholders to terminate this Agreement or (iv) the date on which the Company is adjudicated bankrupt, the Company executes an assignment for the benefit of creditors, a receiver is appointed for the Company, or the Company voluntarily or involuntarily dissolves.

6.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

6.9 Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.10 Dispute Resolution. In the event a dispute between the Shareholders and/or the Company with respect to the provisions set forth herein, then such dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) by an arbitrator who is mutually agreeable to the parties to such dispute. If the parties to such dispute are unable to agree upon an arbitrator, one arbitrator shall be selected in accordance with the AAA Rules and any judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. All proceedings in any such arbitration shall be conducted in New York, New York. The counsel fees, witness costs and expenses, and all other costs and expenses incurred, directly or indirectly, by the parties to the dispute in connection with such arbitration shall be divided between the parties thereto pro rata in accordance with the extent to which they have prevailed on their claims, unless the arbitrator for good cause determines otherwise in his or her order. Upon a final determination by the arbitrator with respect to the dispute, the arbitrator shall notify the parties thereto in writing. Jurisdiction of such arbitrator shall be exclusive as to disputes arising out of or relating to this Agreement among the Shareholders and the Company. The parties such a dispute shall not have the right to appeal such determination or to otherwise submit a dispute hereunder to a court of law. Notwithstanding the foregoing, the parties agree that the procedures set forth in this Section 6.10 do not have to be followed with respect to the exercise by any party of his, her or its right to obtain injunctive relief in the case of a breach by the other party of his, her or its obligations under Section 6.4 of this Agreement.

6.11 Further Assurances. Each of the parties shall, and shall cause their respective Permitted Transferees to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

6.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Permitted Transferees, successors, heirs, legatees and legal representatives. This Agreement is not assignable, except that each of the Shareholders may assign his or her rights under this Agreement to any of his or her Permitted Transferees, or to any Third Party Purchaser or Involuntary Transferee, so long as the procedures set forth in this Agreement are followed. Any purported assignment or transfer not in accordance with this provision shall be null and void.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page or joinder agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

6.14 Legend on Common Stock Certificates. Upon execution of this Agreement, any certificates representing the Shares subject to this Agreement shall be endorsed or, in the case of uncertificated Shares, the Company shall instruct its transfer agent to note on the Company’s share register, in addition to the other endorsements such certification may contain, as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED AS TO TRANSFER BY THE TERMS AND CONDITIONS OF THAT CERTAIN SHAREHOLDERS AGREEMENT WITH RESPECT THERETO AS DATED AS OF JUNE 1, 2018, A COPY OF WHICH IS ON FILE WITH THE COMPANY. THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF SAID AGREEMENT TO ANY PARTY HAVING A VALID INTEREST THEREIN. ANY TRANSFER OF SUCH SECURITIES OTHER THAN IN ACCORDANCE WITH THE AGREEMENT SHALL BE NULL AND VOID.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNLESS REGISTERED OR UNLESS EXEMPTIONS FROM REGISTRATION ARE APPLICABLE.

6.15 Stock Dividends. If, from time to time, during the term of this Agreement there is any stock dividend, stock split or similar other change in the character or amount of any of the outstanding capital stock of the Company, then in such event any and all such new, substituted or additional securities to which the Shareholders are entitled by reason of their ownership of Shares shall be immediately subject to the terms of this Agreement with the same force and effect as the shares of Shares presently subject to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

COLLECTIVE WISDOM TECHNOLOGIES, INC.

By:

Byron L. Bennett, Chief Executive Officer

FOUNDERS

Byron L. Bennett

Barrett Hicken

SHAREHOLDERS

By:

Name:

Title:

Email:

Address:

EXHIBIT A - FOUNDERS

Byron L. Bennett

Barrett Hicken